BOND FUND SERIES

   Amendment to the Amended and Restated Agreement and Declaration of Trust

This amendment to the Amended and Restated Agreement and Declaration of Trust of Bond Fund Series (the "Restated Declaration of Trust") is executed this 1st day of April, 1998.

WHEREAS, the Trustees established Bond Fund Series (formerly known as Rochester Fund Series) (the "Trust"), a business trust currently with one series, Oppenheimer Bond Fund for Growth, under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under an Agreement and Declaration of Trust dated January 10, 1986 as filed with the Commonwealth of Massachusetts on January 21, 1986, as amended on March 31, 1986, December 29, 1989, January 25, 1990 and April 23, 1993; and

WHEREAS, the Restated Declaration of Trust dated January 26, 1995 was filed by the Trust with the Commonwealth of Massachusetts on February 8, 1995 as amended on November 1, 1995 and filed with the Commonwealth of Massachusetts on November 7, 1995; subsequently amended on February 1, 1996 and filed with the Commonwealth of Massachusetts on February 7, 1996; further amended on June 17, 1997 and filed with the Commonwealth of Massachusetts on August 12, 1997; and . WHEREAS, Section 7.3 of the Restated Declaration of Trust requires that amendments thereto be by an instrument in writing signed by an officer of the Trust pursuant to a majority vote of the Trustees and filed with the Commonwealth of Massachusetts; and

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WHEREAS,  the Trustees now desire to amend the Restated Declaration of Trust and such amendment and filing thereof has been approved by a majority of the Trustees.

NOW, THEREFORE,

1. The Restated Declaration of Trust is hereby further amended to revise the name of the series of the Trust, as set forth in Section 4.3 entitled "Establishment and Designation of Series." 2. To effect the change of the series name, the first paragraph of Section 4.3 shall be revised to read as follows:
"Section 4.3Establishment and Designation of Series. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate one Series:
Oppenheimer Convertible Securities Fund and any Shares of any further Series that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series at the time of establishing and designating the same) have the following relative rights and preferences:"
3. These revisions to the Restated Declaration of Trust shall become effective on April 7, 1998.
4. All other terms and conditions of the Restated Declaration of Trust as last amended June 17, 1997 shall remain the same. IN WITNESS WHEREOF, the undersigned has caused this Amendment to be signed under penalties of perjury on the day and year first set forth above. Bond Fund Series



                                        \s\ Robert G. Zack

                                            Robert G. Zack, Assistant Secretary

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